SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934  (Amendment No.    )

Filed by the Registrant  __X__
Filed by a Party other than the Registrant  _____

Check the appropriate box:

_____  Preliminary Proxy Statement

_____  Confidential, for Use of the Commission
            Only (as permitted by Rule 14a-6(e)(2))

__X__  Definitive Proxy Statement

_____  Definitive Additional Materials

_____  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                          NORD PACIFIC LIMITED
           (Name of Registrant as Specified In Its Charter)


  (Name of Person(s) Filing Proxy Statement) if other than registrant

Payment of Filing Fee (Check the appropriate box):

__X__ No fee required.

_____ Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

_____   Fee paid previously with preliminary materials:

_____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

         LOGO                                    NORD PACIFIC LIMITED
                                                    40 Wellington Row
                                            Saint John, New Brunswick
                                                               Canada


Notice of Annual Meeting of Shareholders to be held July 8, 1999

To the Shareholders of
     NORD PACIFIC LIMITED:

     Notice is hereby given that the annual meeting of the shareholders of Nord Pacific Limited (the "Corporation") will be held at 201 Third Street, NW, Suite 1750, Albuquerque, New Mexico, 87102, on July 8, 1999 at 2:00 p.m. (MST) for the following purposes:

     1. To receive the Corporation's financial statements for the financial year ended December 31, 1998 and the auditor's report thereon (a copy of which is enclosed herewith).

     2.   To elect eight directors of the Corporation.

     3. To ratify the appointment of independent auditors and authorize the Board to set their compensation.

     4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on May 13, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     Your proxy is important to assure a quorum at the meeting. Whether or not you expect to be present, you are requested to mark, date, sign and mail the enclosed proxy in the postage-paid envelope which has been provided for that purpose. The proxy may be revoked by you at any time before it is exercised, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

                                           By the Order of the
                                           Board of Directors,


                                           /s/Ray W. Jenner
                                              Ray W. Jenner
                                              Secretary

May 14, 1999

                         NORD PACIFIC LIMITED
              40 Wellington Row, Suite 2100, Scotia Plaza
                   Saint John, New Brunswick E2L 4S3
                                Canada


MANAGEMENT INFORMATION CIRCULAR
For the Annual Meeting of Shareholders
July 8, 1999

General Information

     This management information circular (the "Management Information Circular") is furnished in connection with the solicitation by the Corporation's Board of Directors (the "Board") of proxies in the accompanying form for the annual meeting (the "Meeting") of shareholders of Nord Pacific Limited (the "Corporation"), to be held at the time and place and for the purpose set forth in the enclosed notice of Meeting. All references in this Management Information Circular to the Meeting include the Meeting and any adjournment thereof. The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him at the Meeting, may do so by inserting such person's name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the registered office of the Corporation or the Corporation's transfer agent indicated on the enclosed envelope not later than the close of business on the second business day preceding the day of the Meeting (exclusive of Saturdays, Sundays and holidays).

     Shares cannot be voted at the Meeting unless the holder is present in person or represented by proxy. All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken.

     It is expected that the solicitation of proxies will be primarily by mail, but proxies may also be solicited personally or by telephone by employees, officers or directors of the Corporation.

     The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, such shares will be voted in favor of the passing of all the resolutions described below. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing this Management Information Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxyholders.

     Unless otherwise indicated all references herein to "dollars" or "$" are to United States dollars.

     As of the record date, May 13, 1999, there were issued and outstanding 12,925,203 Common Shares of the Corporation. Only shareholders of record at the close of business on the record date are entitled to vote at the Meeting. Each Common Share is entitled to one vote and cumulative voting is not permitted. A list of shareholders of record entitled to vote at the Meeting will be available at the Meeting for examination by any shareholder for any purpose germane to the Meeting.

     The holders of a majority of the Corporation's outstanding Common Shares, present in person or represented by proxy are entitled to vote and constitute a quorum for the transaction of all business at the Meeting. Automated systems administered by the Corporation's transfer agent tabulate the votes. An affirmative vote of a majority of the Common Shares present and voting at the Meeting is required for the election of directors and for the transaction of all other business.

     Beginning on or about May 14, 1999, copies of this Management Information Circular, the accompanying proxy card and the Corporation's Annual Report to shareholders for 1998 will be mailed to all shareholders entitled to receive notice of, and to vote at, the Meeting.

                        PRINCIPAL SHAREHOLDERS

     As at May 13, 1999, 12,925,203 Common Shares of the Corporation were issued and outstanding. Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. All holders of Common Shares of record as of the time of the Meeting are entitled either to attend and vote thereat in person the respective Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the registered office of the Corporation or its transfer agent within the time specified in the attached notice of Meeting, to attend and vote thereat by proxy the respective Common Shares held by them.

     The following table sets forth the only entity or person known by the Board to be the beneficial owner of more than 5% of the outstanding Common Shares of the Corporation as of May 13, 1999.

                      Common Shares Beneficially
                       Owned as of May 13, 1999

                                                          Percent of
Name and Address of Beneficial Owner        Number          Class

Nord Resources Corporation                  3,697,561       28.5%
201 Third Street, NW - Suite 1750
Albuquerque, New Mexico   87102



                                ITEM 1

                         ELECTION OF DIRECTORS

     Eight directors are to be elected to hold office until the next annual meeting of shareholders or until their successors are elected or appointed and qualified. The Board has nominated for election as directors the eight persons named below, all of whom presently serve as members of the Board. The shares represented by the proxy, unless the giver of the proxy indicates otherwise, will be voted at the Meeting in favor of the election of the nominees named below.

     Each of the nominees named below is, at present, available for election. If any such nominees should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

     Set forth below is certain information for each nominee for election as director and each executive officer named in the Summary Compensation Table.

     The statement as to the Common Shares of the Corporation beneficially owned or over which control or direction is exercised by the nominees for election as directors hereinafter named is in each instance based upon information furnished by the person concerned.

                                              Common Shares Beneficially
  Nominees for                                 Owned as of May 13, 1998 (1)
Election as Directors      Age   Since       Number         Percent of Class
----------------------    ----   -----     -------------    -----------------
Edgar F. Cruft (10)        66    1988      4,261,561 (2)          31.9%
W. Pierce Carson           56    1988      4,400,561 (3)          32.7%
Ray W. Jenner              47    1998         32,500 (4)             *
Terence H. Lang (11)       62    1988      3,873,561 (5)          29.5%
Leonard Lichter (11)       71    1988      3,863,461 (5)          29.6%
Michel J. Drew (10, 11)    63    1988        111,202 (6)             *
Lucile Lansing             70    1990        113,200 (6)             *
John B. Roberts            63    1994         84,200 (7)             *

Other Named Executive Officers

                                 Officer
Name                       Age   Since       Number       Percent of Class
---------------------     ----   -------   -------------  -----------------
Mark R. Welch              59    1990        210,600 (8)           1.6%

All Named Executive Officers
and Directors as a Group
(9 persons)                --      --      5,858,163 (9)          40.0%

__________________________________________
* Represents less than 1% of the shares outstanding.

1 Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person has the right to acquire within 60 days after May 13, 1998. In determining the number of shares outstanding for computing the percent of class owned by the listed person, the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person has the right to acquire from the Corporation within 60 days after May 13, 1998.

2 Includes options to purchase 72,000 shares under the 1991 Stock
  Option Plan, options to purchase 60,000 shares under the 1995 Stock Option Plan and non-plan options to purchase 264,000 shares. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Dr. Cruft is Chairman.

3 Includes options to purchase 72,000 shares under the 1991 Stock
  Option Plan, options to purchase 60,000 shares under the 1995 Stock Option Plan and non-plan options to purchase 379,000 shares. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Dr. Carson is Chief Executive Officer and a director.

4 Includes non-plan options to purchase 17,500 shares.

5 Includes options to purchase 12,000 shares under the 1991 Stock
  Option Plan for Mr. Lang and Mr. Lichter, non-plan options to purchase 100,000 and 75,200 shares for Mr. Lang and Mr. Lichter, respectively and options to purchase 40,000 shares for Mr. Lang and 24,000 shares for Mr. Lichter under the 1995 Stock Option Plan. Also includes 3,697,561 Common Shares owned by Nord Resources, of which Mr. Lang and Mr. Lichter are directors. As to Mr. Lang, also includes 6,000 Common Shares owned by his wife for which he disclaims beneficial ownership.

6 Includes options to purchase 12,000 shares under the Corporation's
  1991 Stock Option Plan, options to purchase 24,000 shares under the 1995 Stock Option Plan, and non-plan options to purchase 75,200 shares.

7 Includes options to purchase 12,000 shares under the Corporation's
  1991 Stock Option Plans and options to purchase 24,000 shares under the 1995 Stock Option Plan and non-plan options to purchase 47,200 shares.

8 Includes options to purchase 12,000 shares under the 1989 Stock
  Option Plan and options to purchase 113,200 shares under the Corporation's 1991 Stock Option Plan, options to purchase 57,600 shares under the 1995 Stock Option Plan and non-plan options to purchase 30,000 shares.

9 Includes options to purchase 1,691,100 shares.  Also includes
  3,697,561 Common Shares owned by Nord Resources of which Messrs. Cruft, Carson, Lang and Lichter are directors.

10 Member of the Compensation Committee.

11 Member of the Audit Committee.

_________________________________________

     Dr. Cruft is the Chairman of the Corporation and from 1988-1997 was Chairman and Chief Executive Officer. He is also a founder of Nord Resources and served as its Chairman, President, Chief Executive Officer and a director from its inception in 1968 to his retirement as President and Chief Executive Officer in 1997. He is still Chairman and a director of Nord Resources. He holds a Bachelors Degree in Geology from Durham University, England and a Ph.D. in Geochemistry from McMaster University, Canada.

     Dr. Carson is the President and Chief Executive Officer and a director of the Corporation and Nord Resources. From 1990 to 1997, he was President of the Corporation and prior to 1990, he was Senior Vice President of Exploration for Nord Resources. Dr. Carson has over 30 years experience in the mining industry and holds a Bachelors Degree in Geology from Princeton University and a Ph.D. in Economic and Structural Geology from Stanford University. He has been a director of Nord Resources since January 1994 and President and Chief Executive Officer since 1997.

     Mr. Jenner is the Chief Financial Officer of the Corporation and Nord Resources. He has 24 years experience in domestic and international financial environments, including 14 years with Echo Bay Mines where, from 1986 to 1997, he was the Vice President and Treasurer, involved in raising equity and securing debt financing both in Canada and the U.S. Prior to Echo Bay, he spent ten years with

Price Waterhouse in Canada, Australia and Indonesia. He is a chartered accountant who holds a Bachelor of Commerce Degree in Management
Science and a Bachelor of Science Degree in Physics and Mathematics.

     Mr. Lang is a director and was until his retirement in 1997, Vice President and the Treasurer of the Corporation. From 1978 until his retirement in 1997, Mr. Lang was also Senior Vice President - Finance and Treasurer of Nord Resources. He is also a director of Nord
Resources.

     Mr. Lichter is a director of the Corporation and has been so since its inception. He is an attorney and a Certified Public Accountant and since 1971 has been a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Nord Resources.

     Mr. Drew, a director of the Corporation since its inception, is President and majority stockholder of International Services Limited, a management services company based in Bermuda which provides services to the Corporation. He is a director of Old Mutual South Africa Trust and Old Mutual Equity Growth Assets South Africa Fund. He is a member of the Institutes of Chartered Accountants of Canada, Ontario and Bermuda and of the executive committee of the International Companies Division of the Bermuda Chamber of Commerce.

     Ms. Lansing, a director of the Corporation since 1990, is President of Lansing Financial Group, Inc., the general partner of a venture capital fund and also a registered securities principal which provides general administrative services to registered representatives. She is also Chief Executive Officer of Ceracon, Inc. and a director of Octus, Inc. of San Diego, California.

     Mr. Roberts became a director of the Corporation in 1994. He has over 42 years of mining related experience and was Chairman of Australian Resources Limited from 1993 to 1997 and is currently a director. Australian Resources Limited is a public company producing gold and copper in Australia. He is also chairman of Ballarat Goldfields N.L., a public company developing gold resources in Australia. Mr. Roberts was previously Managing Director of Homestake Gold of Australia Limited, where he served in various capacities in Australia and the United States. He holds a Bachelor of Science degree in Geology from University of Adelaide, South Australia and is a Fellow of the Australasian Institute of Mining and Metallurgy.

             INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Directors who are not otherwise employed by the Corporation receive $1,000 per calendar quarter and $500 for attending each in-person meeting of the Board. Mr. Lichter does not receive any fees for his membership on the Board. Mr. Lichter bills his time through Spitzer & Feldman P.C., of which he is a principal, and which is counsel to the Corporation. Mr. Drew is employed by International Services Limited, which receives payment under contract from the Corporation for corporate services, including his time as a director, and does not receive fees for his membership on the Board. Mr. Roberts, in addition to his Board fees, receives a fee as a consultant to the Corporation.

     During fiscal 1998 the Board held five meetings. All Board members attended at least 75% of the Board meetings and Committee meetings.

     The Board has a Compensation Committee composed of Dr. Cruft and Mr. Drew and an Audit Committee composed of Mr. Lichter, Mr. Drew, and Mr. Lang. The Audit Committee meets independently with representatives of the Corporation's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent accountants. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers, including salary and stock options. The Compensation Committee also is responsible for granting stock options and other awards to be made under the Corporation's existing compensation and bonus plans. The Compensation Committee did not meet during 1998 and matters of compensation and the granting of stock options were addressed by the full Board. The Audit Committee met once during the year to review the audited financial statements for 1997. The Corporation does not have a nominating committee.

       SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and beneficial holders of more than 10% of the Corporation's Common shares to file with the United States Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares of the Corporation. A similar requirement is set forth in Canadian provincial securities acts.
Based solely upon the Corporation's review of copies of forms it receives from executive officers, directors and beneficial holders owning more than 10% of the outstanding Common Shares of the Corporation and on written representations from certain of such persons, the Corporation believes that during the fiscal year ended December 31, 1997 all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

                       OTHER EXECUTIVE OFFICERS

     Mark Welch, 59, was appointed Vice President-Development of the Corporation in February 1990. Mr. Welch was Chief Engineer of Ranchers Exploration and Development Corporation from 1974-1984 where he had major responsibility for development and operation of various gold, silver, copper, uranium and industrial mineral projects. From 1984 to 1990 he was Vice President of Western Resources Corporation, a
minerals company.   He holds the degree of B.S. Mining Engineering
from Washington State University.


            CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Since January 1, 1998, the Corporation has shared office space, administrative personnel and expenses with Nord Resources on a 50/50 basis. In 1997 and 1996, Nord Resources provided certain services to the Corporation under a management agreement. Nord Resources was reimbursed for all direct expenses and its overhead associated with the operations of the Corporation at approximately $7,000 per month as per the management agreement. Management believes that the costs that would have been incurred had the Corporation obtained such services on a stand-alone basis would have approximated the amounts paid to Nord Resources. Total amounts paid to Nord Resources were $566,000 and $399,000 for the years ended December 31, 1997 and 1996, respectively.

     In October 1996, Nord Resources agreed to make available to the Corporation, at Nord Resources' discretion, an operating loan payable on demand and bearing interest at prime rate plus 1%. At December 31, 1996, the Corporation owed Nord Resources advances of $947,000.
During 1997, Nord Resources advanced the Corporation an additional $2,800,745, net of repayments, bringing the total indebtedness to $3,747,745. In July and August 1997, the Corporation repaid $2,000,000 of the amount outstanding. Concurrent with the closing of the Corporation's Canadian offering on July 3, 1997, Nord Resources, which previously owned 35% of the outstanding Common Shares of the Corporation, converted the remainder of the amount outstanding into 349,549 Units consisting of one Common Share and one half of one purchase warrant at $5.00 per Unit.

     From January 1, 1998 to September 30, 1998, when the Company discontinued in Bermuda and continued into the Province of New Brunswick, the Corporation retained International Services Limited, a Bermuda entity of which Michel J. Drew, a director, is a principal shareholder, to maintain the executive offices of the Corporation in Bermuda and to render additional services that may be required in Bermuda. International Services Limited continues to provide these services for Nord Gold Limited, a 100% owned subsidiary of the Company. The minimum annual fee for such services is $3,500 and additional fees may be payable based on the time expended with respect to such required services. In the fiscal year ended December 31, 1998, the Corporation paid International Services Limited $14,134 for such fees and services.

     Spitzer & Feldman P.C., of which Mr. Leonard Lichter is a principal, performs certain legal services for the Corporation. The Corporation paid $58,472 to Spitzer & Feldman P.C. in 1998 for these services.

     In February 1994, the Corporation entered into a consulting agreement with Mr. John B. Roberts for approximately $14,000 per year for twenty-four days of consulting per year. The agreement may be terminated at any time by notice from either party. This agreement was in effect in 1998.

     Any future transactions with officers, directors or their affiliates will be on terms at least as favorable as those available from unaffiliated parties.

                    EXECUTIVE OFFICERS COMPENSATION

     Summary Compensation Table

     The following table sets forth compensation in fiscal years ended December 31, 1998, 1997 and 1996 earned by (hereinafter collectively the "Named Executive Officers") (i) the Chief Executive Officer of the Corporation and (ii) the Corporation's other most highly compensated executive officers, whose aggregate salary and dollar value of bonus for the fiscal year ended December 31, 1998 exceeded $100,000. Specific aspects of the compensation of the named Executive Officers are shown in the subsequent tables.

                                                                                        Long Term
                                                                                       Compensation
                                           Annual Compensation                            Awards
                          -------------------------------------------------------      --------------
                                                                      Other                 Share
Name & Principal                         Salary         Bonus       Compensation          Options
Position                   Year           ($)            ($)           ($)                   (#)
-------------------       ------        --------      ---------    -------------       --------------
Edgar F. Cruft              1998          55,760         --           --                   30,000
Chairman                    1997         112,904         --         20,760 (1)             50,000
                            1996         166,810         --         20,760 (1)             48,000

W. Pierce Carson            1998         200,000         --         49,888 (2)            170,000 (3)
President & CEO             1997         213,080         --         70,775 (2)            100,000 (4)
                            1996         230,475         --         79,408 (2)             48,000

Mark R. Welch               1998         141,120         --         48,825 (2)             30,000 (5)
Vice President              1997         133,500       20,000       60,876 (2)             30,000 (6)
                            1996         125,500         --         61,293 (2)             25,600




1  Represents the Corporation's contribution to Dr. Cruft's 401(k)
   plan.
2  Includes additional cash compensation of $36,501, $41,840 and
   $50,300 to Dr. Carson and $34,659, $40,938 and $43,100 to Mr. Welch
   for 1998, 1997 and 1996 respectively paid as a living allowance as the Corporation's business requires these officers to spend a significant portion of their time in Australia. Also includes $10,000 in 1998 and $20,760 to Dr. Carson in 1997 and 1996 and
   $10,000, $17,620 and $16,390 to Mr. Welch in 1998, 1997 and 1996 as
   the Corporation's contribution to each individual's 401(k) plan.
3 Subject to a one year restriction on exercise from March 5, 1998 on 25,000 shares and two years on 25,000 shares. Also subject to a one-year restriction from June 1, 1998 on 50,000 shares and two years or 50,000 shares.
4 Subject to a one year restriction on exercise from June 1, 1997 on 50,000 shares and two years for 50,000 shares.
5 Subject to a one year restriction on exercise from March 5, 1998 on 15,000 shares and two years on 15,000 shares.
6 Subject to a one year restriction on exercise from May 21, 1997 for 15,000 shares and two years on 15,000 shares.
________________________________________

                STOCK OPTION PLANS AND STOCK BONUS PLAN

     As of May 13, 1999 the Corporation had a 1989 Stock Option Plan (the "1989 Option Plan"), a 1990 Stock Bonus Plan (the "1990 Bonus Plan"), a 1991 Stock Option Plan (the "1991 Option Plan") and a 1995 Stock Option Plan (the "1995 Option Plan"), each of which has been approved by the shareholders of the Corporation. The Corporation has also granted non-plan stock options ("Non-plan Options"). Each of the plans and the Non-plan Options are administered by the Compensation Committee.

     The 1989 Option Plan, the 1991 Option Plan and the 1995 Option Plan (collectively the "Option Plans") provide for the grant of options to purchase Common Shares to officers and other key employees of the Corporation and its subsidiaries. Directors and officers who are also directors are not permitted to participate in the 1989 Option Plan, however such persons can participate in the 1991 Option Plan and the 1995 Option Plan pursuant to the grant of Formula Options ("Formula Options"), which are limited to 304,000 shares in total for the 1995 Option Plan and 240,000 shares in total for the 1991 Option Plan. Options granted under the Option Plans can be incentive stock options or non-qualified stock options, as defined in the United States Internal Revenue Code of 1986, as amended (the "Code"). For incentive options and Formula Options the purchase price cannot be less than the fair market value of a share on the date of grant. Non-qualified options may be granted at less than fair market value, as determined by the Compensation Committee. The term of options granted under the Option Plans cannot exceed 10 years.

     The 1989 Option Plan provides for the grant of options to purchase up to 160,000 Common Shares. As of May 13, 1999, all options under the 1989 Option Plan had been granted at exercise prices ranging from $1.875 to $4.375 per share.

     The 1991 Option Plan provides for the grant of options to purchase up to 480,000 Common Shares. As of May 13, 1999, options to purchase 450,878 shares are outstanding under the 1991 Option Plan, at exercise prices ranging from $2.54 to $5.25 per share. Options to purchase an additional 10,600 shares are available for grant under the plan.

     The 1995 Option Plan provides for the grant of options to purchase 600,000 Common Shares. As of May 13, 1999 options to purchase 498,120 shares are outstanding and options to purchase an additional 49,000 shares remain available for grant. Exercise prices of the options granted under the 1995 Option Plan range from $2.75 to $5.25 per share.

     The 1990 Bonus Plan provides for the issuance of Common Shares of the Corporation to officers and other key employees (other than officers who are also directors) as incentive bonuses. The Bonus Plan provides for the issuance of up to 80,000 shares. As of May 1, 1998, awards had been made for 76,193 shares, leaving 3,807 shares for future awards.

     At May 13, 1999, Non-plan Options to acquire 1,412,600 Common Shares at exercise prices ranging from $2.75 to $5.6875 have been granted. Non-plan Options to purchase 636,800 shares were issued to non-officer directors at exercise prices ranging from $2.75 to $4.50 per share. Non-plan Options to purchase 519,000 shares were issued to directors who are also officers at prices ranging from $2.75 to $5.6875 per share and Non-plan Options to purchase 256,800 shares have been issued to consultants at prices ranging from $2.75 to $5.25. Shareholder approval was obtained for the grant of 592,000 options and shareholder approval was not required for the balance of the option grants. The Non-plan Options expire in three to ten years from the date of grant and are issued at the market price of the Common Shares at the date of issue.

     The following table shows as to each Named Executive Officer for fiscal 1998 (i) the number of shares with respect to which options were granted by the Corporation (ii) the percentage of total options granted to employees, (iii) the per share exercise price for such options, (iv) the expiration date of the options, and (v) potential realized value of the options.

                                   OPTION GRANTS IN 1998

                                           Individual Grants
                           ----------------------------------------------------------
                                                                                            Potential Realizable Value
                           Number of                                                         at Assumed Annual Rates
                           Securities        % of Total                                    of Share Price Appreciation
                           Underlying        Options                                          for Option Term (2)
                           Options           Granted         Exercise      Expiration     -----------------------------
Name                       Granted           in 1998 (1)       Price         Date               5%            10%
------------------         ----------        -----------     ---------     ----------      --------       -------------
Edgar F. Cruft              30,000             6.0%           $ 2.75        03/05/08       $ 51,870       $131,490

W. Pierce Carson           100,000            20.0%           $ 2.41        06/01/03       $ 66,600       $102,970
                            70,000            14.5%           $ 2.75        03/05/08       $121,030       $306,810

Mark Welch                  30,000             6.0%           $ 2.75        03/05/08       $ 51,870       $131,490

______________________________


1  The Corporation granted options to purchase 499,000 shares in fiscal 1998.
2 Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the SEC. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its share price, which will be determined by future events and unknown factors.
______________________________

    The following table presents information concerning options exercised during 1998 and the value of unexercised options at December 31, 1998 for each Named Executive Officer.


                           AGGREGATED OPTION EXERCISES IN 1998
                              AND YEAR-END OPTIONS VALUES

                     Securities                      Unexercised Options               Value of Unexercised in
                     Acquired       Aggregate                at                         the Money Options at
                       on           Value             December 31, 1998                 December 31, 1998 (1)
Name                 Exercise       Realized     Exercisable    Unexercisable      Exercisable     Unexercisable
Edgar F. Cruft        None            -            396,000          --              $ - 0 -         $ - 0 -
W. Pierce Carson      None            -            386,000        200,000           $ - 0 -         $ - 0 -
Mark R. Welch         None            -            167,800         45,000           $ - 0 -         $ - 0 -


_____________________________

(1)  Based upon the closing price of the Corporation's Common Shares on December 31, 1998 of $.6563 per share as quoted on NASDAQ
______________________________


              RETIREMENT AND CHANGE IN CONTROL AGREEMENTS
                     FOR NAMED EXECUTIVE OFFICERS

     The Corporation has a severance agreement with Dr. Carson to pay him two years of his salary and bonuses, if any, should his employment be terminated within two years of acquisition of control of the Corporation. In such event, Dr. Carson would also be paid the "spread" or difference between the market price and exercise price of any unexercised stock options he holds at that time. The Corporation has a severance agreement with Mr. Welch to pay six months of salary and bonus, if any, should his employment be terminated within two years of acquisition of control of the Corporation by a group other than Nord Resources. These agreements are intended to insure the establishment and maintenance of a sound and vital management, essential to protecting and enhancing the best interests of the Corporation and its shareholders.

     Prior to joining the Corporation in 1990, Dr. Carson had a separate retirement agreement with Nord Resources which provided annual payments to Dr. Carson for a period of 15 years commencing at age 62, or on termination of employment, whichever is later (or age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments were based on a percentage of his average annual compensation over his final three years of employment. The percentage is equal to 5% plus 1-1/2% for each year of service that Dr. Carson has with Nord Resources to a maximum of 30 years. At December 31, 1998, Dr. Carson had 18 years of service. The agreement also provided for payment of certain death benefits. The Corporation has assumed the obligations under this agreement. Dr. Carson's years of service under the agreement include the years he was employed by Nord Resources. For the years ended December 31, 1998 and 1996, the Corporation accrued $6,000 and $68,000, respectively, relating to the retirement benefits expected to be paid to Dr. Carson. No such accrual was necessary for the year ended December 31, 1997.

     Effective May 15, 1997 a similar plan was established for Mr. Welch. At age 65, or on termination of employment, whichever is later, he will become eligible to receive annual payments for a period of 15 years. The payments will be based on a percentage of his average annual compensation over his final three years of employment. The percentage is equal to 5% plus 1 1/2% for each year of service that Mr. Welch has with the Corporation up to a maximum of 30 years. At December 31, 1998, Mr. Welch had eight years of service.

     The following table illustrates the estimated annual retirement benefit that would be payable for 15 years to Dr. Carson and Mr. Welch at specified levels of compensation and years of service to the Corporation. In 1992, however, the agreement was amended to provide that the net present value of Dr. Carson's future retirement benefits at the time of his retirement would be paid to him within three years of his retirement, reduced by his share of the cash value of a certain insurance policy which the Corporation transferred to Dr. Carson in 1992.

                                        Years of Service
                 ------------------------------------------------------------
FINAL AVERAGE
COMPENSATION       10           15           20           25            30
-------------    -------      -------      -------      --------     --------
$100,000         $20,000      $27,500      $35,000      $ 42,500     $ 50,000
$125,000         $25,000      $34,375      $43,750      $ 53,125     $ 62,500
$150,000         $30,000      $41,250      $52,500      $ 63,750     $ 75,000
$175,000         $35,000      $48,125      $61,250      $ 74,375     $ 87,500
$200,000         $40,000      $55,000      $70,000      $ 85,000     $100,000
$225,000         $45,000      $61,875      $78,750      $ 95,625     $112,500
$250,000         $50,000      $68,750      $87,500      $106,250     $125,000

                     BOARD COMPENSATION COMMITTEE
                   REPORT ON EXECUTIVE COMPENSATION

Philosophy

     The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation and the expectations of shareholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation. Through the grant of stock options, stock bonuses and restricted stock, the Corporation intends to relate compensation to overall corporate performance as reflected in the price of its stock.

Compensation and Performance

     Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and specific goals are met, including such factors as demonstrating measurable progress in the exploration, development and operation of the Corporation's properties and acquiring new properties for exploration and development. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which the employee has contributed to the success of the Corporation.

     The Corporation applies its compensation philosophy worldwide. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies.

Compensation to Chairman and President

     Matters relating to compensation of executive officers were addressed by the full Board of Directors in fiscal 1998.

Compensation Vehicles

     The Corporation has a history of using a program that consists of cash and equity based compensation. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to explore and develop mines and to produce its minerals at expected competitive levels of production and costs, to enhance shareholder value, motivate technological innovation, foster teamwork and adequately reward employees. The compensation vehicles are:

     (a) Cash Based Compensation - The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

     (b) Stock Bonus Plan - The Corporation has the 1990 Bonus Plan under which awards of stock are made from time to time for outstanding performance and as an incentive for future performance. Directors and officers who are directors are not eligible for awards under the 1990 Bonus Plan.

     (c) Restricted Stock - Awards of stock can be made under this plan to reward prior service and as an incentive for future service. Recipients of restricted stock awards must continue in the employ of the Corporation for specified periods or the stock is forfeited.

     (d) Stock Option Program - The purpose of this program is to provide additional incentive to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage all employees to continue in the employ of the Corporation. The Corporation grants stock options annually to most, and sometimes all, of its employees.

     (e) Deferred Compensation for Senior Executives - The Corporation has entered into a retirement agreement with its President and its Vice President-Development. The agreement provides benefits to these senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of this retirement agreement is to provide incentive to senior executives to continue to provide services to the Corporation. Deferred compensation may be made available in the future to other senior executives.

     (f) 401(k) Plan - The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to
          Section 401(k) of the Internal Revenue Code.   Each employee
          may contribute up to 15% of his or her salary to this plan, to a maximum of $10,000 in 1998 and such employee may defer taxes on that contribution. In 1998 the Corporation made a contribution to the respective 401(k) plans of employees. This plan helps the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.

Compensation Committee Interlocks and Insider Participation

Compensation Committee:
     Edgar F. Cruft
     Michel J. Drew

     Dr. Cruft is Chairman of the Corporation and a member of the Compensation Committee. Dr. Cruft is also Chairman of Nord Resources, which entity owns approximately 29% of the issued and outstanding Common Shares of the Corporation. Mr. Drew is a principal in International Services Limited, which provides corporate services for the Corporation in Bermuda. International Services Limited was paid $14,134 by the Corporation in 1998 to perform such services.

Corporate Governance

     The Toronto Stock Exchange (the "TSE") has adopted Corporate Governance Guidelines as set out in section 474 of its company manual and this statement of corporate governance has been prepared with reference thereto. The Corporation's corporate governance framework and procedures are structured such that the Board of Directors explicitly assumes responsibility for the stewardship of the Corporation including review by the Board of the following matters:

 -  the Corporation's strategic planning procedures
 - the identification and management of the principal risks of the Corporation's business; and
 - the integrity of the Corporation's internal control and management information systems.

     The Board takes responsibility for succession and for appointing officers of the Corporation. The Board encourages senior management to participate in personal development activities and supports management's commitment to the training and development of all employees.

     The Board is comprised of eight directors, two of whom, Dr Carson and Mr. Jenner, are members of management of the Corporation and four of whom, Dr. Carson, Dr. Cruft, Mr. Lang and Mr. Lichter, are also directors of Nord Resources. The other directors are unrelated outside directors. This representation by unrelated directors is adequate to present a point of view independent of management and to represent the interests of minority shareholders.

     Dr. Carson personally retains responsibility for the monitoring of senior management and for the Corporation's external communications policy. Given Dr. Carson's close involvement in day to day operations of the Corporation, the Board has not considered it necessary to evolve a formal policy on expectations of management.

     The committees of the Board are comprised primarily of unrelated directors and function as follows:

     The Audit Committee meets at least annually and reviews the annual financial statements, matters relating to the securities commissions, investments and transactions that could adversely affect the well being of the Corporation. The Audit Committee also establishes and monitors procedures to resolve conflicts of interest and for reviewing audit and financial matters. Through meetings with external auditors and senior management, the Audit Committee discusses, among other things, the effectiveness of the internal control procedures established for the Corporation.

     The Compensation Committee reviews compensation practices and management succession and recommends the approval of the remuneration of the Corporation's senior executives including the Chief Executive Officer to the Board.

     The Board has not constituted a formal Nominating Committee, comprising the unrelated directors, to be responsible for proposing new nominees to the Board and for assessing directors on an ongoing basis. To date, nominations have been the result of recruitment efforts by the Chairman and have been discussed informally with several directors before being brought to the Board as a whole. The Corporation does not have a formal process of orientation and education for new members of the Board.

     To date, due to the size and nature of the Corporation, the Board has not constituted a committee composed exclusively of outside directors, a majority of whom are unrelated directors to assess the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors. In the future, this task may be assigned to the Audit Committee.

     The Board has considered its size with a view to the impact of size upon its effectiveness and has concluded that the number of directors as presently constituted is appropriate for a company of the size and complexity of the Corporation. The Board as presently constituted brings together a mix of skills, background, ages and attitudes that the Board considers appropriate to the stewardship of the Corporation.

     Since June, 1997 the Chairman has been other than an officer of the Corporation.

     The Board has not adopted a system that would enable an individual director to engage an outside adviser at the expense of the Corporation in appropriate circumstances. If such an engagement were appropriate it would be subject to the approval of the Board and would require advice to senior management of any such action.

     Given the considerations noted above, the Corporation's approach to corporate governance differs in certain respects from the TSE Guidelines. The Board of Directors however believes that the existing corporate governance structure is appropriate in the circumstances and the Corporation is in the process of examining its own requirements and procedures in order to further comply with the Guidelines.

Year 2000 Compliance

     In January 1998, the Company initiated a Year 2000 project to address the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. The project involves converting to Year 2000 compliant accounting software, testing existing software, hardware and operational systems and communicating with third-party customers, suppliers and service providers to ensure that they are taking appropriate action to remedy their Year 2000 issues.

     The Company has installed Year 2000 compliant accounting software and is in the process of converting from its existing system. The Company anticipates that the implementation of this software will be completed by September 30, 1999. The Company's local area network and PC hardware and non-accounting software, such as spreadsheets and word processing, have been tested and, to the best of the Company's knowledge, are Year 2000 compliant. Other non-information technology systems, such as the telephone system and other office equipment, are currently being assessed for Year 2000 readiness. Management expects to have substantially all of the system and application changes, except for the accounting software, completed by April 30, 1999 and expects to complete testing of substantially all systems and applications by June 30, 1999.

     The Company believes that the computer systems and applications it maintains would not have a material impact on the operations of the Company or its revenues in the event that the systems fail to operate in the Year 2000. A contingency plan to replace any non-compliant systems has been developed. If the conversion to Year 2000 compliant accounting software is not complete by December 31, 1999, the Company may be able to use compliant spreadsheet software until the accounting software is operational. A decision regarding the preparation of a contingency plan will be made by June 30, 1999.

     The computer systems at the Girilambone copper mine, which provide substantially all of the Company's revenue, have been reviewed for Year 2000 compliance. Based upon this review, a number of hardware systems have been upgraded to achieve year 2000 compliance. Testing and upgrading of systems continues and final results and recommendations are expected to be completed by June 30, 1999. The Company will continue to monitor the operation at Girilambone to ascertain whether it has attained Year 2000 compliance.

     The Company is communicating with third party customers and suppliers and has received notification from its building manager, its bank, the NASDAQ and The Toronto Stock exchanges and other service providers indicating that they expect to be Year 2000 compliant. The Company has prepared surveys for distribution to its customers, major vendors and other service providers to ascertain their state of Year 2000 readiness. It is anticipated that these surveys will be completed and distributed on or about March 31, 1999. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party customers, suppliers, and service providers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations or financial condition.

     The estimated total cost of Year 2000 testing and compliance is expected to be approximately $50,000, which includes costs related to the purchase and conversion to Year 2000 compliant accounting software. No costs directly related to the Year 2000 issue have been incurred as of December 31, 1998. The costs of the project and the expected completion dates are based on management's best estimates.

Stockholder Return on Common Stock

     The following graph compares the total annual return on the Corporation's Common Stock with the annual return of the CRSP Total Return Index for the NASDAQ Stock Market (U.S. and Foreign Companies) for the period December 31, 1993 to December 31, 1998, and with the CRSP Index for NASDAQ stocks with SIC codes 1000-1099 (metal mining companies).

             Comparison of Five-Year Cumulative Total Returns
                         Peformance Graph for
                          Nord Pacific Limited

             Prepared by the Center for Research in Security Prices Produced on 04/21/1999 including data to 12/31/1998


                             [DELETED GRAPH]



                                 Legend


CRSP Total Returns Index for:                     12/1993     12/1994    12/1995   12/1996    12/1997    12/1998

Nord Pacific Limited                                88.1        79.6       61.4      117.0       51.4       12.9

Nasdaq Stock Market (US & Foreign)                  56.3        54.6       76.7       93.9      114.7      158.5

NASDAQ Stocks (SIC 1000-1099 US + Foreign          120.6       109.5      104.0      117.7       63.1       34.2
Metal mining

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding day is used.
D. The index level for all series was set to $100.00 on 5/22/97.


                                ITEM 2

         APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
                  OF BOARD TO SET THEIR COMPENSATION

     The Board has recommended the appointment of KPMG LLP (the "Auditors") to act as independent auditors to audit the financial statements of the Corporation for the fiscal year ending December 31, 1999. The Board also requests that shareholders authorize the Board to set the compensation for the independent auditors for the fiscal
year ending December 31, 1999.   It is intended that proxies in the
accompanying form will be voted at the meeting in favor of such appointment and authorization unless otherwise indicated on the proxy. A representative of the Auditors is expected to be present at the Meeting. The financial statements and report of the auditors for 1998 have been provided to the shareholders and will be set out for the Meeting, with the balance sheet signed by at least two directors.

                             OTHER MATTERS

     Management is not aware of any matters not referred to in the enclosed form of proxy that will be presented for action at the Meeting. If any such matter properly comes before the Meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies.

     Management is soliciting, or plans to solicit, by mail the proxies of the holders of all Common Shares. The Corporation's Transfer Agent, American Stock Transfer & Trust Company in the United States, is to perform certain services in connection with this solicitation, including tabulation of proxies and personal or telephone inquiries to shareholders and brokers, banks or others acting as custodians. For these services the Transfer Agent will receive fees at customary rates and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Shares. Directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from shareholders by telephone, telegraph or personal interview. All costs of solicitations will be borne by the Corporation.

     The Corporation will provide, without charge, to each shareholder whose proxy is being solicited hereby, a copy of the Corporation's annual report to the United States Securities and Exchange Commission for 1998 on Form 10-K, including the financial statements as filed with the Securities and Exchange Commission, upon written request directed to Ray W. Jenner, Secretary, Nord Pacific Limited, 201 Third Street, NW - Suite 1750, Albuquerque, New Mexico 87102.

                         SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Corporation's Management Information Circular for the 1999 annual meeting of shareholders must be received by the Corporation at the address noted immediately above marked:

     "Attention: Secretary", on or before January 13, 2000, in order to be eligible for such inclusion.

                                      For the Board of Directors,

                                      /s/Ray W. Jenner
                                      Ray W. Jenner
                                      Secretary



For United States, Canadian and Other
Shareholders:

     Please sign the proxy and return it promptly in the enclosed envelope addressed to American Stock Transfer & Trust Company to which no postage need be affixed if mailed within the United States.


May 14, 1999
                                              NORD PACIFIC LIMITED
                                                 40 Wellington Row
                                         Saint John, New Brunswick
                                                            Canada

NORD PACIFIC LIMITED
201 Third Street, NW - Suite 1750
Albuquerque, New Mexico 87102

PROXY CARD


NORD PACIFIC LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 8, 1999.

      The undersigned hereby appoints Edgar F. Cruft, Chairman, and Ray W. Jenner, Secretary, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the shares of the undersigned in Nord Pacific Limited.

      The close of business on May 13, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL THE
PROPOSALS IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO
INSTRUCTION IS GIVEN.

(To be Signed on Reverse Side)

__________________________________________

/X/  Please mark your
votes as in this
example.

1. Election of Nominees    For     Against       Nominees:

                          \   \     \   \        W. Pierce Carson
                          \   \     \   \        Edgar F. Cruft
                          \   \     \   \        Michel J. Drew
                          \   \     \   \        Ray W. Jenner
                          \   \     \   \        Terence H. Lang
                          \   \     \   \        Leonard Lichter
                          \   \     \   \        Lucile Lansing
                          \   \     \   \        John B. Roberts

For, except vote withheld from the following nominee(s):

______________________________________________

2. To ratify the appointment of independent auditors and authorize the Board to set their compensation.
                - FOR - AGAINST - ABSTAIN

3. This transaction of such other business as may come before the meeting.

  YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHICH HAS BEEN PROVIDED FOR THAT PURPOSE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SIGNATURES_____________________________________DATE_____________

Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons all should sign.

To Registered and Non-Registered Shareholders



In accordance with National Policy Statement No. 41/Shareholder
Communication, beneficial shareholders may elect annually to have their names added to an issuer's supplemental mailing list in order to receive interim financial statements. If you are interested in receiving such statements, please complete and return this form.


NAME: _________________________________________


ADDRESS: ___________________________________________________________

________________________________   POSTAL CODE: ____________________




(I certify that I am a beneficial shareholder)

                                   SIGNATURE: ______________________


                                   DATE: ___________________________